Exhibit 99.1

Ares Acquisition Corporation II Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing June 12, 2023

NEW YORK – June 12, 2023 – Ares Acquisition Corporation II (NYSE: AACT.U) (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses, announced today that, commencing June 12, 2023, holders of the units sold in the Company’s initial public offering of 50,000,000 units (the “Units”), completed on April 25, 2023, may elect to separately trade the Class A ordinary shares and warrants included in the Units. Those Units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “AACT.U,” and the Class A ordinary shares and warrants that are separated will trade on the NYSE under the symbols “AACT” and “AACT WS,” respectively. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Class A ordinary shares and warrants.

The Units were initially offered by the Company in an underwritten offering. Citigroup and UBS Investment Bank acted as joint book-runners and representatives of the underwriters for the offering, and CastleOak acted as co-manager. A registration statement relating to the Units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on April 20, 2023.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146; and UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, New York 10019, Telephone: (888) 827-7275 or email:ol-prospectusrequest@ubs.com.

About Ares Acquisition Corporation II

Ares Acquisition Corporation II is a special purpose acquisition company sponsored by a subsidiary of Ares Management Corporation (NYSE: ARES) (“Ares”), a leading global alternative investment manager. Having completed a $500 million initial public offering in April 2023, the Company seeks to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination and is expected to benefit from its affiliation with Ares through access to corporate relationships, industry sector expertise and value creation capabilities. For more information, please visit: www.aresacquisitioncorporationii.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Email: IR@AresAcquisitionCorporationII.com

Tel:(888) 818-5298